EX-99.a.1

CERTIFICATE OF TRUST
OF
BMO LLOYD GEORGE FRONTIER MARKETS EQUITY FUND

This Certificate of Trust of BMO Lloyd George Frontier Markets Equity Fund, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST:                      The name of the statutory trust formed hereby is BMO Lloyd George Frontier Markets Equity Fund.

SECOND:                 The registered office of the Trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  The name of the Trust’s registered agent at such address is Corporation Service Company.

THIRD:                     The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned, being the sole trustee of BMO Frontier Fund, has duly executed this Certificate of Trust as of the 1st day of July 2013.

By: /s/John M. Blaser
Name: John M. Blaser, Initial Trustee